Exhibit 10.1

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS AMENDMENT TO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (“Amendment”) is made as of the _____ day of March, 2021, by and between [Executive Name] (the “Executive”) and MID PENN BANK (the “Bank”).

WITNESSETH

WHEREAS, the Bank and the Executive entered into a Supplemental Executive Retirement Plan Agreement dated [original Agreement date], as the same has been amended prior to the date hereof (the “Agreement”); and

WHEREAS, the Bank and the Executive desire to further amend the Agreement to eliminate the limited gross-up provision and update the vesting schedule.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Section 2.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.13. Certain Reduction of Payments.

(a)

Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by the Corporation or the Bank to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and that it would be economically advantageous to Executive to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section 2.13, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)

All determinations to be made under this Section 2.13 shall be made, in writing, by the Corporation’s independent certified public accountant immediately prior to the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations in writing to both the Bank and Executive within ten (10) days of the date of termination. Any such determination by the Accounting Firm shall be binding upon the Bank and Executive. Executive shall in his or her sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 2.13, which determination shall be made by delivery of written notice to the Bank within 10 days of Executive’s receipt of the determination of the Accounting Firm. Within five (5) days after Executive’s timely determination, the Bank shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive, such amounts as are then due to Executive under this Agreement. In the event Executive does not make such timely determination then within 15 days after the Bank’s receipt of the determination of the Accounting Firm, the Bank in its sole discretion may pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such portion of the Agreement Payments as it may deem appropriate, but no less than the Reduced Amount.

(c)

As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Bank which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Bank could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. Within two (2) years after the Separation from Service, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Bank together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by Executive to the Bank if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive together with interest thereon at the Federal Rate.

(d)

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (b) and (c) above shall be borne solely by the Corporation or the Bank. The Bank agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to paragraphs (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

2.	Schedule A of the Agreement is hereby amended and restated in its entirety to read as reflected in the Schedule A attached hereto.

3.	In all other respects, the Agreement shall remain in full force and effect as amended hereby.

IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed this Amendment as of the date, month and year first above written.

ATTEST:MID PENN BANK

__________________________By:  __________________________

Name:  _______________________

Title:  ________________________

WITNESS:EXECUTIVE

___________________________By:  __________________________

[Executive Name]

SCHEDULE A

(updated March __, 2021)

[Executive Name]

	Early Termination	Disability	Pre-Retirement Death
Plan Year	Annual Benefit	Annual Benefit	Annual Benefit
Plan Years Commencing on the Effective Date and Ending on December 31, 2021

January 1 – December 31, 2022

January 1 – December 31, 2023

January 1 – December 31, 2024

January 1 – December 31, 2025

January 1 – December 31, 2026 and All Subsequent Plan Years